WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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ACCEPTANCE OF RESIDENT AGENT

	The undersigned, Shawn F. Hackman, Esq., 3360 West Sahara Avenue, Suite 200, Las Vegas, Nevada, 89102, hereby accepts appointment as the resident agent for The Harbor Group. Net.Co., effective this date.

Dated on 14th of February, 2000.

By:________________________
Shawn F. Hackman, Esq.


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